Exhibit 5.1

Logitech International S.A.

Apples, Switzerland

c/o Logitech Inc.

6565 Kaiser Drive

Fremont, California 94555

February 2, 2007

Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 2, 2007 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 14,000,000 shares, par value CHF 0.25 of Logitech International S.A., a Swiss corporation (the “Shares”), reserved for issuance pursuant to the 2006 Stock Incentive Plan (the “Stock Plan”). As your legal counsel, we have examined, strictly under Swiss law, the proceedings taken and proposed to be taken by you in connection with the issuance and sale of such Shares under the Stock Plan.

Strictly limited to Swiss law and assuming that (i) all Shares are issued and sold in the manner referred to in the Stock Plan and pursuant to the agreements which accompany the Stock Plan, and (ii), as to any new Shares to be issued out of the conditional capital of the Company that may be used to satisfy any obligations of the Company under the Stock Plan, the due execution and delivery of, and the taking of necessary actions under, an agreement between the Company and a Swiss bank for the issue of Shares from the Company’s conditional capital, it is our opinion that any Shares to be issued will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

LENZ & STAEHELIN

/s/ Lenz & Staehelin